EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Cantel Medical Corp. Registration Statement Form S-3 No. 333-129053 and related Prospectus and Registration Statements (Form S-8 Nos. 333-123037, 333-113277, 333-04495, 333-20819, 333-57232 and 333-140388) of our reports dated October 8, 2008, with respect to the consolidated financial statements and schedule of Cantel Medical Corp., and the effectiveness of internal control over financial reporting of Cantel Medical Corp., included in this Annual Report (Form 10-K) for the year ended July 31, 2008.

/s/ Ernst & Young LLP

MetroPark, New Jersey
October 8, 2008